EXHIBIT 12.1


                 Ratio of Earnings to Fixed Charges Calculation
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                                                                     Fiscal Year (a)
                                                         --------------------------------------------------------------------------
                                                            1994            1995            1996            1997            1998
                                                         ----------      ----------      ----------      ----------      ----------
Earning to fixed charges:
     Earnings:
        Pre-tax income from continuing operations             6,202          (5,953)          5,036          13,899          11,369
        Add fixed charges                                    18,463          20,792          20,042          21,085          28,538
        Subtract capitalized interest in fixed
        charges                                                (538)           (430)           (621)           (429)           (927)
                                                         ----------      ----------      ----------      ----------      ----------

     Earnings                                                24,127          14,409          24,457          34,555          38,980
                                                         ----------      ----------      ----------      ----------      ----------

     Fixed charges:

        Net interest expense per financial
        statement                                            11,712          12,347          11,482          12,442          19,285
        Add:
           Interest income                                       --              --              --              --              --
           Rents (1/3)                                        6,751           8,445           8,560           8,643           9,253
                                                         ----------      ----------      ----------      ----------      ----------

     Fixed charges                                           18,463          20,792          20,042          21,085          28,538
                                                         ----------      ----------      ----------      ----------      ----------

Ratio of earnings to fixed charges (b)                          1.3              --             1.2             1.6             1.4


(a) The Company's fiscal year is a 52 or 53 week year ending on the Sunday closest to the calendar year end. Fiscal years 1994 through 1997 presented consist of 52 weeks and fiscal year 1998 consists of 53 weeks.

(b) Earnings and fixed charges were insufficient to cover fixed charges by approximately $6,383 for fiscal year 1995.